Exhibit 99.5

Consent of Person About to Become Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4 of Arita Energy, Inc. (“Arita”), and all amendments thereto (the “Registration Statement”), as a person about to become a director of Arita upon completion of the mergers and the other transactions described in the Registration Statement, and to the filing of this consent as an exhibit to the Registration Statement.

/s/ John Rynd
John Rynd

March 27, 2020